Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & COO	Vice President Corporate Affairs and Communications
(616) 878-8793	(616) 878-2830

SpartanNash Announces Fourth Quarter and Fiscal Year 2015 Financial Results

Adjusted Fourth Quarter EPS from Continuing Operations Improved to $0.52 per Diluted Share, Exceeding Expectations; Reported EPS from Continuing Operations was $0.46 per Diluted Share

Operating Cash Flow Increased $67.9 Million in the Fourth Quarter

Long-Term Debt Decreased $75.3 Million during the Fiscal Year

GRAND RAPIDS, MICHIGAN – February 24, 2016 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week fourth quarter and 52-week year ended January 2, 2016. The fourth quarter and full year of fiscal 2014 include 13 weeks and 53 weeks, respectively.

Fourth Quarter Results

Consolidated net sales for the 12-week fourth quarter were $1.77 billion compared to $1.83 billion for the prior year quarter when excluding the 53rd week, which accounted for $135.2 million of consolidated net sales. As reported, including the 13th week, consolidated net sales in the prior year quarter were $1.96 billion.

Reported operating earnings for the fiscal 2015 fourth quarter increased to $33.0 million from $21.0 million for the 13-week prior year quarter primarily due to lower: restructuring and asset impairment charges, LIFO expense, merger integration and acquisition expenses, and expenses resulting from merger synergies and supply chain optimization efforts; partially offset by the impact from lower inflation related gains and the extra week of operations in the fourth quarter of fiscal 2014.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to operating earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP. Adjusted EBITDA was $49.9 million compared to $51.7 million for the prior year quarter when excluding the 53rd week, representing 2.8 percent of net sales in each year. Adjusted EBITDA in the fourth quarter of fiscal 2014 was $55.3 million, or 2.8 percent of net sales, when including the 53rd week.

Adjusted earnings from continuing operations for the fourth quarter increased to $19.6 million, or $0.52 per diluted share, from $16.5 million, or $0.44 per diluted share, in the fourth quarter last year when excluding the 53rd week, and $18.5 million, or $0.49 per diluted share, when including the 53rd week. For the current year fourth quarter, adjusted earnings from continuing operations exclude net after-tax charges of $0.06 per diluted share primarily related to ongoing merger integration, acquisition, debt extinguishment and restructuring activities. For the prior year fourth quarter, adjusted earnings from continuing operations excluded net after-tax charges of $0.17 per diluted share related to: asset impairment and restructuring, merger integration, pension settlement and the net benefit associated with a favorable settlement of an unrecognized tax liability established in previous years. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations for the fourth quarter increased to $17.2 million, or $0.46 per diluted share, compared to $12.0 million, or $0.32 per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“In the fourth quarter, we continued our focus on strengthening SpartanNash’s foundation and building on our core competencies,” stated Dennis Eidson, SpartanNash's President and Chief Executive Officer. “We continued to invest in our retail business and expand our consumer-centric merchandising and marketing programs. On the distribution side of the business, our value-added approach is gaining traction and providing access to new areas of opportunity, including a new wholesale agreement with Gordy's Market, the largest locally owned and operated grocer in the Western Wisconsin area. We continue to benefit from merger integration, as well as improved operational efficiencies in both our distribution networks and retail operations. Additionally, we are pleased to have further strengthened our balance sheet as we reduced net long-term debt by $67.1 million during the quarter to $472.3 million at the end of fiscal 2015.”

Gross profit margin for the fourth quarter improved to 14.6 percent compared to 14.4 percent in the prior year quarter primarily due to the impact that low inflation had on LIFO expense, net of its impact on other inflation related gains and the mix of the business operations.

Fourth quarter operating expenses would have been $222.9 million, or 12.6 percent of net sales, compared to $232.5 million, or 12.7 percent of net sales, if last year’s 53rd week and the above noted charges were excluded from both periods. The lower expenses as a percentage of sales were primarily due to expense control initiatives. Reported operating expenses for the fourth quarter were $225.3 million, or 12.7 percent of sales, compared to $261.2 million, or 13.3 percent of sales, in the same quarter last year.

Food Distribution Segment

Net sales for the food distribution segment were $773.7 million compared to $796.6 million in the prior year quarter when excluding the 53rd week, which accounted for $56.5 million of net sales. The decrease in sales was primarily driven by increased deflation in certain fresh categories, as well as unseasonably warm weather in some of our larger northern geographic areas.

Fourth quarter adjusted operating earnings for the food distribution segment increased to $23.4 million from $19.5 million in the prior year quarter when excluding the 53rd week, and $20.7 million when including the 53rd week. In the current year fourth quarter, adjusted operating earnings exclude $0.8 million of net pre-tax charges consisting primarily of merger integration and acquisition costs. The prior year fourth quarter excludes $4.6 million of pre-tax merger integration expenses, asset impairment and restructuring gains, and other adjusted and non-cash charges. The increase in adjusted operating earnings was due to merger synergies, continued cost improvements due to productivity and efficiency initiatives, and lower LIFO expense, partially offset by a lower level of inflation-related gains. Adjusted operating earnings is a non-GAAP operating financial measure. Reported operating earnings for the current year fourth quarter increased to $22.6 million from $16.1 million in the prior year fourth quarter.

Retail Segment

Net sales for the retail segment were $489.6 million in the fourth quarter compared to $502.3 million in the prior year quarter when excluding the 53rd week, which accounted for $41.8 million of net sales. The decrease was primarily due to a 4.6 percent decrease in comparable store sales, excluding fuel; lower sales resulting from the closure of retail stores and fuel centers; and significantly lower retail fuel prices compared to the prior year; partially offset by contributions from stores acquired in the second quarter. Comparable store sales reflect the deflationary environment in certain fresh categories, competitive impacts primarily in the western geographic areas, as well as the impact of unseasonably warm weather.

Fourth quarter adjusted operating earnings for the retail segment increased to $8.4 million from $5.7 million in the prior year quarter when excluding the 53rd week, and $7.7 million when including the 53rd week. In the current year fourth quarter, adjusted operating earnings exclude $1.6 million of pre-tax restructuring and merger integration and acquisition costs. The prior year fourth quarter excludes $8.5 million of non-cash pre-tax asset impairment and restructuring charges, and other adjusted and non-cash charges. The increase in adjusted operating earnings was primarily due to favorable margin rates, lower occupancy costs, improved fuel margins and the impact of store closures in the prior periods, partially offset by the impact of lower sales. Reported operating earnings in the retail segment increased to $6.8 million compared to an operating loss of $0.8 million in the prior year quarter.

Military Segment

Net sales for the Company's military segment were $504.7 million compared to $528.5 million in the prior year quarter when excluding the 53rd week, which accounted for $36.9 million of net sales. The decrease was primarily due to lower sales at the Defense Commissary Agency (DeCA) operated commissaries.

Fourth quarter adjusted operating earnings for the military segment were $3.7 million compared to $5.3 million in the prior year quarter when excluding the 53rd week, and $5.9 million when including the 53rd week. The decrease in adjusted operating earnings was due to lower sales volume and inflation-related gains, partially offset by lower transportation costs. Reported operating earnings for the military segment were $3.6 million compared to $5.8 million in the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for fiscal 2015 was $219.5 million compared to $139.1 million in fiscal 2014. The increase was primarily due to improvements in working capital, which was largely the result of inventory management initiatives in the current year and the timing of payments in the prior year.

On December 15, 2015, the Company redeemed the outstanding $50.0 million aggregate principal amount of the 6.625% Senior Notes due December 2016 for cash, using borrowings under its revolving credit facility. A loss on debt extinguishment of $1.2 million was incurred in the fourth quarter consisting of the redemption premium and the write-off of unamortized debt issuance costs. As a result of the redemption, the Company expects to reduce ongoing annual interest expense by approximately $2.0 million, assuming no future interest rate increases.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company decreased $91.5 million to $472.3 million as of January 2, 2016, from $563.8 million at January 3, 2015. The Company's total net long-term debt-to-capital ratio is 0.37-to-1.0 and net long-term debt to Adjusted EBITDA is 2.06-to-1.0 as of January 2, 2016. Net long-term debt is a non-GAAP financial measure. Long-term debt (including capital lease obligations and current maturities), was $495.0 million at January 2, 2016 compared to $570.3 million at January 3, 2015, a decrease of $75.3 million.

Fiscal Year 2015 Results

For the 52-week current fiscal year, consolidated net sales were $7.65 billion compared to $7.78 billion for the 2014 fiscal year when excluding the 53rd week. As reported, including the 53rd week, prior year consolidated net sales were $7.92 billion. The decrease in net sales was primarily due to decreases in comparable retail store sales, excluding fuel; lower sales resulting from retail store and fuel center closures; lower retail fuel prices; and lower sales at the DeCA-operated commissaries.

Adjusted EBITDA for fiscal 2015 was $229.5 million, or 3.0 percent of net sales, compared to $230.8 million, or 3.0 percent of net sales last year, when excluding the 53rd week, and $234.4 million, or 3.0 percent of net sales last year, when including the 53rd week.

Adjusted earnings from continuing operations for fiscal 2015 increased to $74.6 million, or $1.98 per diluted share, and exclude $11.4 million of net after-tax charges primarily related to restructuring and asset impairment charges, merger expenses and other adjusted charges. Adjusted earnings from continuing operations for fiscal 2014 were $67.9 million, or $1.80 per diluted share, excluding the 53rd week, and $69.9 million, or $1.85 per diluted share, including the 53rd week. Adjusted earnings from continuing operations for fiscal 2014 exclude net after-tax charges of $10.8 million, primarily related to merger integration expenses and asset impairment, restructuring, and other non-cash charges. Reported earnings from continuing operations for fiscal 2015 increased to $63.2 million, or $1.67 per diluted share, compared to $59.1 million, or $1.57 per diluted share, in the prior year, primarily due to the factors previously mentioned. The 53rd week in fiscal 2014 contributed $2.0 million in reported earnings from continuing operations, or $0.05 per diluted share.

For fiscal 2015, depreciation and amortization expense totaled $83.3 million, interest expense totaled $21.8 million, and capital expenditures totaled $79.4 million.

Outlook

Mr. Eidson continued, “Fiscal 2016 has started in-line with management’s expectations, and we are encouraged by the strong pipeline of sales opportunities in our distribution and military channels and some improvement in our retail segment sales trends. In our food distribution segment, we have won a significant new account that will start during the first quarter. Additionally, we are continuing to gain access to new types of customers and are securing incremental fresh business from existing accounts. Our military segment is currently piloting the distribution of fresh products to commissaries, and we are encouraged by the initial results of the test phase and the potential opportunity to win new business. Our military team continues to be extremely focused on expanding the use of our distribution and logistics capabilities to drive new business into the organization. We also expect to continue to benefit from the ongoing supply chain optimization efforts in our food distribution and military channels. On the retail front, we continue to invest in our operations and plan to remodel and rebanner to Family Fare eight stores in the Western geographic area while closing three stores that do not fit our vision for the Omaha area, allowing us to offer even greater value to our customers. In connection with the remodeling and rebannering efforts, we will continue the rollout of our loyalty cards to those stores and look to further develop our marketing program to improve personalization of our offer to targeted customer segments as we seek to continually improve the overall customer experience. Along with intensifying our focus on sales, we will continue to focus on efficiency as low inflation and a competitive sales environment are expected for fiscal 2016. We believe that the strong foundation we have already built, supplemented by targeted investments will support yet another year of earnings growth.”

For fiscal 2016, the Company expects to see growth in year-over-year sales in the food distribution segment and anticipates comparable retail store sales to be in the range of slightly negative to flat as the Company’s second half of fiscal 2016 trends are expected to show continued improvement due to capital investments and merchandising initiatives. From a profitability perspective, the Company expects favorable results versus the prior year through the third quarter of fiscal 2016 as certain favorable rebate programs and contributions from the recently acquired Dan’s stores are cycled in the third quarter. Additionally, the Company anticipates that earnings in the fourth quarter of fiscal 2016 will fall slightly below fiscal 2015’s as the Company does not expect a similar inflation-related impact on LIFO to recur. The Company anticipates adjusted earnings per share from continuing operations of approximately $2.07 to $2.18, excluding merger integration costs and other adjusted charges and gains. Additionally, the Company will continue efforts to reduce its leverage ratio to below 2.0x.

The Company expects capital expenditures for fiscal year 2016 to be in the range of $72.0 million to $75.0 million, with depreciation and amortization expense of approximately $76.0 million to $78.0 million and total interest expense of approximately $20.0 million to $22.0 million.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter of fiscal 2015 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 25, 2016. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is a Fortune 400 company and the largest grocery distributor serving U.S. military commissaries in the United States, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and corporate-owned retail stores located in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 163 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Sun Mart.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words "outlook," "optimistic," "committed," "anticipates," "appears," "believe," "continue," "expects," "look forward," "guidance," "target," "opportunities," “design,” “focus,” "confident," "position," "taking steps," "intend," "seek," or "plan" or similar expressions or that an event or trend "may," "will," or is "likely to" occur, or is "beginning." Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores' and Nash Finch's business and the combined company's ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks and 13 Weeks Ended			52 Weeks and 53 Weeks Ended
	January 2,		January 3,	January 2,	January 3,
	2016		2015	2016	2015
Net sales	$1,768,025		$1,962,589	$7,651,973	$7,916,062
Cost of sales	1,509,680		1,680,376	6,536,291	6,759,988
Gross profit	258,345		282,213	1,115,682	1,156,074

Operating expenses
Selling, general and administrative	223,120		250,426	975,572	1,022,387
Merger integration and acquisition	1,181		4,547	8,433	12,675
Restructuring charges and asset impairment	1,040		6,233	8,802	6,166
Total operating expenses	225,341		261,206	992,807	1,041,228

Operating earnings	33,004		21,007	122,875	114,846

Other (income) and expenses
Interest expense	5,193		5,998	21,820	24,414
Loss on debt extinguishment	1,171		—	1,171	—
Other, net	(173)		(21)	(375)	(17)
Total other expenses, net	6,191		5,977	22,616	24,397

Earnings before income taxes and discontinued operations	26,813		15,030	100,259	90,449
Income taxes	9,649		2,993	37,093	31,329
Earnings from continuing operations	17,164		12,037	63,166	59,120

Loss from discontinued operations, net of taxes	(435)		(166)	(456)	(524)
Net earnings	$16,729		$11,871	$62,710	$58,596

Basic earnings per share:
Earnings from continuing operations	$0.46		$0.32	$1.68	$1.57
Loss from discontinued operations	(0.02)	*	—	(0.01)	(0.01)
Net earnings	$0.44		$0.32	$1.67	$1.56

Diluted earnings per share:
Earnings from continuing operations	$0.46		$0.32	$1.67	$1.57
Loss from discontinued operations	(0.02)	*	—	(0.01)	(0.02)	*
Net earnings	$0.44		$0.32	$1.66	$1.55

Weighted average shares outstanding:
Basic	37,596		37,528	37,612	37,641
Diluted	37,656		37,628	37,718	37,710

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 2, 2016	January 3, 2015
Assets
Current assets
Cash and cash equivalents	$22,719	$6,443
Accounts and notes receivable, net	317,183	282,697
Inventories, net	521,164	577,197
Prepaid expenses and other current assets	22,521	31,882
Property and equipment held for sale	—	15,180
Total current assets	883,587	913,399

Property and equipment, net	583,698	597,150
Goodwill	322,902	297,280
Other assets, net	135,261	124,453

Total assets	$1,925,448	$1,932,282

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$353,688	$320,037
Accrued payroll and benefits	71,973	73,220
Other accrued expenses	42,660	44,690
Current maturities of long-term debt and capital lease obligations	19,003	19,758
Total current liabilities	487,324	457,705

Long-term liabilities
Deferred income taxes	116,600	113,726
Postretirement benefits	16,008	23,701
Other long-term liabilities	38,759	39,387
Long-term debt and capital lease obligations	475,978	550,510
Total long-term liabilities	647,345	727,324

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,600 and 37,524 shares outstanding	521,698	520,791
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,447)	(11,655)
Retained earnings	280,528	238,117
Total shareholders’ equity	790,779	747,253

Total liabilities and shareholders’ equity	$1,925,448	$1,932,282

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks and 53 Weeks Ended
	January 2, 2016	January 3, 2015
Cash flows from operating activities
Net cash provided by operating activities	$219,489	$139,073
Net cash used in investing activities	(95,300)	(81,687)
Net cash used in financing activities	(107,696)	(59,962)
Net cash used in discontinued operations	(217)	(197)
Net increase (decrease) in cash and cash equivalents	16,276	(2,773)
Cash and cash equivalents at beginning of period	6,443	9,216
Cash and cash equivalents at end of period	$22,719	$6,443

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks and 13 Weeks Ended				52 Weeks and 53 Weeks Ended
	January 2, 2016		January 3, 2015		January 2, 2016		January 3, 2015
Military Segment:
Net sales	$504,749	28.5%	$565,390	28.8%	$2,207,161	28.8%	$2,275,512	28.7%
Operating earnings	$3,568		$5,765		$17,059		$21,721
Food Distribution Segment:
Net sales	$773,666	43.8%	$853,115	43.5%	$3,305,094	43.2%	$3,356,331	42.4%
Operating earnings	$22,646		$16,089		$78,841		$54,802
Retail Segment:
Net sales	$489,610	27.7%	$544,084	27.7%	$2,139,718	28.0%	$2,284,219	28.9%
Operating earnings (loss)	$6,790		$(847)		$26,975		$38,323
Total:
Net sales	$1,768,025	100.0%	$1,962,589	100.0%	$7,651,973	100.0%	$7,916,062	100.0%
Operating earnings	$33,004		$21,007		$122,875		$114,846

Table 2: Reconciliation of Operating Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	12 Weeks and 13 Weeks Ended		52 Weeks and 53 Weeks Ended
(In thousands)	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Operating earnings	$33,004	$21,007	$122,875	$114,846
Adjustments:
LIFO (income) expense	(4,396)	527	(1,201)	5,604
Depreciation and amortization	18,374	20,073	83,334	86,994
Merger integration and acquisition	1,181	4,547	8,433	12,675
Restructuring charges and asset impairment	1,040	6,233	8,802	6,166
Fees and expenses related to tax planning strategies	—	900	569	900
Pension settlement accounting	—	1,578	—	1,578
Stock-based compensation	770	922	7,240	6,939
Other non-cash gains	(121)	(448)	(530)	(1,260)
Adjusted EBITDA	49,852	55,339	229,522	234,442
53rd week	—	(3,673)	—	(3,673)
Adjusted EBITDA, excluding 53rd week	$49,852	$51,666	$229,522	$230,769
Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$3,568	$5,765	$17,059	$21,721
Adjustments:
LIFO (income) expense	(512)	70	108	1,262
Depreciation and amortization	2,700	2,770	12,081	11,350
Merger integration and acquisition	—	—	—	27
Restructuring charges and asset impairment	64	—	1,048	—
Fees and expenses related to tax planning strategies	—	87	75	87
Pension settlement accounting	—	67	—	67
Stock-based compensation	139	75	1,137	577
Other non-cash charges (gains)	31	(7)	235	(62)
Adjusted EBITDA	5,990	8,827	31,743	35,029
53rd week	—	(573)	—	(573)
Adjusted EBITDA, excluding 53rd week	$5,990	$8,254	$31,743	$34,456
Food Distribution:
Operating earnings	$22,646	$16,089	$78,841	$54,802
Adjustments:	—	—
LIFO (income) expense	(3,209)	342	(1,634)	2,893
Depreciation and amortization	5,291	6,711	26,127	29,816
Merger integration and acquisition	678	4,547	2,037	12,644
Restructuring charges (gains) and asset impairment	21	(1,270)	(216)	(241)
Fees and expenses related to tax planning strategies	—	485	282	485
Pension settlement accounting	—	801	—	801
Stock-based compensation	345	419	3,337	3,258
Other non-cash (gains) charges	(115)	(302)	49	(318)
Adjusted EBITDA	25,657	27,822	108,823	104,140
53rd week	—	(1,132)	—	(1,132)
Adjusted EBITDA, excluding 53rd week	$25,657	$26,690	$108,823	$103,008
Retail:
Operating earnings (loss)	$6,790	$(847)	$26,975	$38,323
Adjustments:
LIFO (income) expense	(675)	115	325	1,449
Depreciation and amortization	10,383	10,592	45,126	45,828
Merger integration and acquisition	503	—	6,396	4
Restructuring charges and asset impairment	955	7,503	7,970	6,407

Fees and expenses related to tax planning strategies	—	328	212	328
Pension settlement accounting	—	710	—	710
Stock-based compensation	286	428	2,766	3,104
Other non-cash gains	(37)	(139)	(814)	(880)
Adjusted EBITDA	18,205	18,690	88,956	95,273
53rd week	—	(1,968)	—	(1,968)
Adjusted EBITDA, excluding 53rd week	$18,205	$16,722	$88,956	$93,305

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as operating earnings plus depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	12 Weeks and 13 Weeks Ended		52 Weeks and 53 Weeks Ended
(In thousands)	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Operating earnings	$33,004	$21,007	$122,875	$114,846
Adjustments:
Merger integration and acquisition	1,181	4,547	8,433	12,675
Restructuring charges and asset impairment	1,040	6,233	8,802	6,166
Adjustable items related to cost reduction initiatives	178	—	549	—
Fees and expenses related to tax planning strategies	—	900	569	900
Pension settlement accounting	—	1,578	—	1,578
Adjusted operating earnings	35,403	34,265	141,228	136,165
53rd week	—	(3,673)	—	(3,673)
Adjusted operating earnings, excluding 53rd week	$35,403	$30,592	$141,228	$132,492
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$3,568	$5,765	$17,059	$21,721
Adjustments:
Merger integration and acquisition	—	—	—	27
Restructuring charges and asset impairment	64	—	1,048	—
Adjustable items related to cost reduction initiatives	30	—	125	—
Fees and expenses related to tax planning strategies	—	87	75	87
Pension settlement accounting	—	67	—	67
Adjusted operating earnings	3,662	5,919	18,307	21,902
53rd week	—	(573)	—	(573)
Adjusted operating earnings, excluding 53rd week	$3,662	$5,346	$18,307	$21,329
Food Distribution:
Operating earnings	$22,646	$16,089	$78,841	$54,802
Adjustments:
Merger integration and acquisition	678	4,547	2,037	12,644
Restructuring charges (gains) and asset impairment	21	(1,270)	(216)	(241)
Adjustable items related to cost reduction initiatives	34	—	150	—
Fees and expenses related to tax planning strategies	—	485	282	485
Pension settlement accounting	—	801	—	801
Adjusted operating earnings	23,379	20,652	81,094	68,491
53rd week	—	(1,132)	—	(1,132)
Adjusted operating earnings, excluding 53rd week	$23,379	$19,520	$81,094	$67,359
Retail:
Operating earnings (loss)	$6,790	$(847)	$26,975	$38,323
Adjustments:
Merger integration and acquisition	503	—	6,396	4
Restructuring charges and asset impairment	955	7,503	7,970	6,407
Adjustable items related to cost reduction initiatives	114	—	274	—
Fees and expenses related to tax planning strategies	—	328	212	328
Pension settlement accounting	—	710	—	710
Adjusted operating earnings	8,362	7,694	41,827	45,772
53rd week	—	(1,968)	—	(1,968)
Adjusted operating earnings, excluding 53rd week	$8,362	$5,726	$41,827	$43,804

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(In thousands, except per share data)

(Unaudited)

	12 Weeks and 13 Weeks Ended
	January 2, 2016			January 3, 2015
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$17,164	$0.46		$12,037	$0.32
Adjustments, net of taxes:
Merger integration and acquisition	906	0.02		2,868	0.08
Restructuring charges and asset impairment	658	0.02		3,869	0.10
Adjustable items related to cost reduction initiatives	111	—		—	—
Pension settlement accounting	—	—		979	0.02	*
Debt extinguishment	725	0.02		—	—
Favorable settlement of unrecognized tax liability	—	—		(1,254)	(0.03)
Adjusted earnings from continuing operations, including 53rd week	19,564	0.52		18,499	0.49
53rd week	—	—		(2,022)	(0.05)
Adjusted earnings from continuing operations, excluding 53rd week	$19,564	$0.52		$16,477	$0.44

* Includes rounding
	52 Weeks and 53 Weeks Ended
	January 2, 2016			January 3, 2015
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$63,166	$1.67		$59,120	$1.57
Adjustments, net of taxes:
Merger integration and acquisition	5,286	0.14		7,867	0.21
Restructuring charges and asset impairment	5,451	0.15	*	3,827	0.10
Adjustable items related to cost reduction initiatives	340	0.01		—	—
Tax planning strategies, net of fees and expenses	(382)	(0.01)		—	—
Pension settlement accounting	—	—		979	0.02	*
Debt extinguishment	725	0.02		—	—
Favorable settlement of unrecognized tax liability	—	—		(1,849)	(0.05)
Adjusted earnings from continuing operations, including 53rd week	74,586	1.98		69,944	1.85
53rd week	—	—		(2,022)	(0.05)
Adjusted earnings from continuing operations, excluding 53rd week	$74,586	$1.98		$67,922	$1.80

* Includes rounding

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)
(In thousands)	January 2, 2016	January 3, 2015
Current maturities of long-term debt and capital lease obligations	$19,003	$19,758
Long-term debt and capital lease obligations	475,978	550,510
Total debt	494,981	570,268
Cash and cash equivalents	(22,719)	(6,443)
Total net long-term debt	$472,262	$563,825

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 31, 2016
	Low	High
Earnings from continuing operations	$1.82	$1.93
Adjustments, net of taxes:
Restructuring and asset impairment	0.21	0.21
Merger integration and acquisition	0.04	0.04
Adjusted earnings from continuing operations	$2.07	$2.18